Exhibit 99.1
For Immediate Release

Hasbro Reports Revenue and Operating Profit Growth
for the Third Quarter 2014

·
Third quarter 2014 revenues increased 7% to $1.47 billion;  Revenue grew in all major operating segments - the U.S. and Canada, International and Entertainment and Licensing segments;  Emerging Markets revenues increased 29%;

·	Franchise Brand revenues grew 36%; All seven Franchise Brands increased revenues in the third quarter; Boys, Girls and Games category revenues increased;
·
Adjusted operating profit increased 9%; Adjusted net earnings increased 9% to $187.8 million or $1.46 per diluted share;  As reported, operating profit increased 44% and net earnings increased 43% to $180.5 million or $1.40 per diluted share;

·	Repurchased 2.4 million shares of common stock at a total cost of $124.5 million and an average price of $52.56 per share.

Pawtucket, R.I., October 20, 2014 -- Hasbro, Inc. (NASDAQ: HAS) today reported financial results for the third quarter 2014.  Net revenues for the third quarter 2014 increased 7% to $1.47 billion compared to $1.37 billion in 2013.  Foreign exchange had an unfavorable $10.8 million impact on third quarter revenues.

As reported net earnings for the third quarter 2014 were $180.5 million, or $1.40 per diluted share, compared to $126.6 million, or $0.96 per diluted share, in 2013.  Adjusted net earnings for the third quarter 2014 were $187.8 million, or $1.46 per diluted share, excluding a pre-tax charge of $11.6 million, or $0.06 per diluted share, related to the restructuring of the Company's investment in the Hub Network joint venture.

In 2013, as reported net earnings for the third quarter included a pre-tax $75.5 million, or $0.50 per diluted share, charge related to an adverse arbitration award; pre-tax $4.1 million, or $0.03 per diluted share, of restructuring and partial pension settlement charges; and a $23.6 million, or $0.18 per diluted share, favorable tax adjustment.  Excluding these items, adjusted net earnings for the third quarter 2013 were $172.5 million, or $1.31 per diluted share.

"Our third quarter results continued to reflect the momentum we are building in our franchise brands and key partner brands, the positive results of our investments globally and the benefits of leading with compelling content and storytelling," said Brian Goldner, Hasbro's President and Chief Executive Officer.  "In the third quarter, we grew revenues across all operating segments, delivered improved profitability and took strategic steps to grow our brand portfolio and content delivery over the longer term, including forming a new strategic merchandising relationship with Disney Consumer Products for the globally popular Disney Princess and Frozen properties."

"Our third quarter results are indicative of Hasbro's strong financial and competitive position," said Deborah Thomas, Hasbro's Chief Financial Officer.  "In this environment of growth and financial strength, we remain focused on improving profitability, returning cash to our shareholders and investing back into our business, through investments in innovation, systems and portfolio expansion across our blueprint."

Third Quarter 2014 Major Segment Performance

	Net Revenues ($ Millions)			Operating Profit ($ Millions)
	Q3 2014	Q3 2013	% Change	Q3 2014	Q3 2013	% Change
U.S. and Canada	$764.3	$735.6	+4%	$169.9	$147.0	+16%
International	$649.3	$582.7	+11%	$116.5	$105.7	+10%
Entertainment and Licensing	$53.4	$48.6	+10%	$0.5	$7.6	-94%

Note:  Third Quarter 2014 charges related to the restructuring of the Company's investment in the Hub Network joint venture and third quarter 2013 restructuring and related pension settlement charges and arbitration award charges are in Corporate and Eliminations.  See attached table: Restructuring of Equity Method Investment and Restructuring, Pension Settlement and Arbitration Award Charges.

U.S. and Canada segment net revenues increased 4% to $764.3 million compared to $735.6 million in 2013.  The segment's results reflect growth in the Boys and the Games categories, partially offset by a decline in the Girls and Preschool categories.  The U.S. and Canada segment reported operating profit growth of 16% to $169.9 million versus $147.0 million in 2013.

International segment net revenues increased 11% to $649.3 million compared to $582.7 million in 2013.  Revenues grew 13% excluding a negative $9.7 million impact from foreign exchange.  Revenues in the International segment reflect 7% growth in Europe, 24% growth in Latin America and 11% growth in the Asia Pacific region, as well as growth in the Boys, Girls and Preschool categories, partially offset by a decline in the Games category.  In total, Emerging Markets revenues increased 29%.  The International segment reported operating profit of $116.5 million, up 10% versus $105.7 million in 2013.

Entertainment and Licensing segment net revenues increased 10% to $53.4 million compared to $48.6 million in 2013.  The segment benefited from growth in lifestyle licensing.  The Entertainment and Licensing segment reported operating profit of $0.5 million compared to $7.6 million in 2013, primarily due to the impact of the acceleration of certain programming amortization costs.

Third Quarter and Nine Month 2014 Product Category Performance

	Net Revenues ($ Millions)
	Q3 2014	Q3 2013	% Change	Nine Months 2014	Nine Months 2013	% Change
Boys	$478.5	$392.0	+22%	$1,062.1	$888.5	+20%
Games	$395.2	$387.4	+2%	$841.4	$873.8	-4%
Girls	$407.7	$388.7	+5%	$710.2	$652.9	+9%
Preschool	$188.5	$202.2	-7%	$364.8	$385.2	-5%

Boys category revenues increased 22% to $478.5 million in the third quarter 2014, behind growth in NERF, TRANSFORMERS, MARVEL and STAR WARS products.

Games category revenues increased 2% in the third quarter to $395.2 million.  Franchise Brands MAGIC: THE GATHERING and MONOPOLY grew in the third quarter, as did SIMON SWIPE and OPERATION.  These gains were partially offset by declines in several brands, including Telepods featuring the ANGRY BIRDSTM STAR WARS® II game, JENGA, BOP-IT and DUELMASTERS.

The Girls category grew 5% in the third quarter 2014 to $407.7 million.  Growth in MY LITTLE PONY, MY LITTLE PONY EQUESTRIA GIRLS, NERF REBELLE, FURREAL FRIENDS, LITTLEST PET SHOP and the introduction of PLAY-DOH DOHVINCI helped fuel continued growth in the category.  Declines in FURBY partially offset these revenue gains.

Preschool category revenues decreased 7% to $188.5 million in the third quarter 2014.   PLAY-DOH and TRANSFORMERS RESCUE BOTS revenues continued to grow but were more than offset by declines in other Preschool initiatives, including core PLAYSKOOL and SESAME STREET products.

Dividend and Share Repurchase

The Company paid $54.7 million in cash dividends to shareholders during the third quarter 2014 and $162.8 million in the first nine months of 2014.  The next quarterly cash dividend payment of $0.43 per common share is payable on November 17, 2014 to shareholders of record at the close of business on November 3, 2014.

During the third quarter, Hasbro repurchased a total of 2.4 million shares of common stock at a total cost of $124.5 million and an average price of $52.56 per share.  Through the first nine months of 2014, the Company repurchased 6.4 million shares of common stock at a total cost of $341.3 million and an average price of $53.57 per share.  At quarter-end, $183.6 million remained available in the current share repurchase authorization.

Hub Network Joint Venture

On September 25, Hasbro and Discovery Communications announced Hub Network would become Discovery Family Channel effective October 13, 2014.  The network will broaden its programming focus to serve families in primetime and continue to showcase Hasbro Studios award-winning children's content in daytime.

As a result of restructuring the Company's investment in the Hub Network joint venture, the Company recorded a pre-tax charge of $11.6 million, or $0.06 per diluted share, in the third quarter 2014.  This net charge is primarily related to the costs associated with recording the fair value of a put/call option exercisable at the end of 2021 that the Company and Discovery entered into related to this transaction.

Conference Call Webcast

Hasbro will webcast its third quarter 2014 earnings conference call at 8:30 a.m. Eastern Time today.  To listen to the live webcast and access the accompanying presentation slides, please go to http://investor.hasbro.com.   The replay of the call will be available on Hasbro's web site approximately 2 hours following completion of the call.

About Hasbro, Inc.

Hasbro, Inc. (NASDAQ: HAS) is a branded play company dedicated to fulfilling the fundamental need for play for children and families through the creative expression of the Company's world class brand portfolio, including TRANSFORMERS, MONOPOLY, PLAY-DOH, MY LITTLE PONY, MAGIC: THE GATHERING, NERF and LITTLEST PET SHOP. From toys and games, to television programming, motion pictures, digital gaming and a comprehensive licensing program, Hasbro strives to delight its global customers with innovative play and entertainment experiences, in a variety of forms and formats, anytime and anywhere.  The Company's Hasbro Studios is responsible for entertainment brand-driven storytelling around Hasbro brands across television, film, commercial productions and short-form.  Through the Company's deep commitment to corporate social responsibility, including philanthropy, Hasbro is helping to build a safe and sustainable world for future generations and to positively impact the lives of millions of children and families every year. It has been recognized for its efforts by being named one of the "World's Most Ethical Companies" and is ranked as one of Corporate Responsibility Magazine's "100 Best Corporate Citizens." Learn more at www.hasbro.com.

© 2014 Hasbro, Inc. All Rights Reserved.
Certain statements in this release contain "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These statements include expectations concerning the Company's potential performance in the future, including with respect to anticipated future benefits from investments in the Company's business and strategic efforts to grow the Company's brand portfolio and content delivery over the longer-term, and the Company's ability to achieve its other financial and business goals and may be identified by the use of forward-looking words or phrases. The Company's actual actions or results may differ materially from those expected or anticipated in the forward-looking statements due to both known and unknown risks and uncertainties. Specific factors that might cause such a difference include, but are not limited to: (i) the Company's ability to design, develop, produce, manufacture, source and ship products on a timely and cost-effective basis, as well as interest in and purchase of those products by retail customers and consumers in quantities and at prices that will be sufficient to profitably recover the Company's costs; (ii) downturns in economic conditions affecting the Company's markets which can negatively impact the Company's retail customers and consumers, and which can result in lower employment levels, lower consumer disposable income and spending, including lower spending on purchases of the Company's products; (iii) other factors which can lower discretionary consumer spending, such as higher costs for fuel and food, drops in the value of homes or other consumer assets, and high levels of consumer debt; (iv) potential difficulties or delays the Company may experience in implementing cost savings and efficiency enhancing initiatives; (v) other economic and public health conditions or regulatory changes in the markets in which the Company and its customers and suppliers operate which could create delays or increase the Company's costs, such as higher commodity prices, labor costs or transportation costs, or outbreaks of disease; (vi) currency fluctuations, including movements in foreign exchange rates, which can lower the Company's net revenues and earnings, and significantly impact the Company's costs; (vii) the concentration of the Company's customers, potentially increasing the negative impact to the Company of difficulties experienced by any of the Company's customers or changes in their purchasing or selling patterns; (viii) consumer interest in and acceptance of the Discovery Family Channel, and programming created by Hasbro Studios, and other factors impacting the financial performance of the network and Hasbro Studios; (ix) the inventory policies of the Company's retail customers, including retailers' potential decisions to lower their inventories, even if it results in lost sales, as well as the concentration of the Company's revenues in the second half and fourth quarter of the year, which coupled with reliance by retailers on quick response inventory management techniques increases the risk of underproduction of popular items, overproduction of less popular items and failure to achieve compressed shipping schedules; (x) delays, increased costs or difficulties associated with any of our or our partners' planned digital applications or media initiatives; (xi) work disruptions, which may impact the Company's ability to manufacture or deliver product in a timely and cost-effective manner; (xii) the bankruptcy or other lack of success of one of the Company's significant retailers which could negatively impact the Company's revenues or bad debt exposure; (xiii) the impact of competition on revenues, margins and other aspects of the Company's business, including the ability to offer Company products which consumers choose to buy instead of competitive products, the ability to secure, maintain and renew popular licenses and the ability to attract and retain talented employees; (xiv) concentration of manufacturing for many of the Company's products in the People's Republic of China and the associated impact to the Company of social, economic or public health conditions and other factors affecting China, the movement of products into and out of China, the cost of producing products in China and exporting them to other countries; (xv) the risk of product recalls or product liability suits and costs associated with product safety regulations; (xvi) the impact of other market conditions, third party actions or approvals and competition which could reduce demand for the Company's products or delay or increase the cost of implementation of the Company's programs or alter the Company's actions and reduce actual results; (xvii) the impact of litigation or arbitration decisions or settlement actions; and (xviii) other risks and uncertainties as may be detailed from time to time in the Company's public announcements and Securities and Exchange Commission ("SEC") filings. The Company undertakes no obligation to make any revisions to the forward-looking statements contained in this release or to update them to reflect events or circumstances occurring after the date of this release.
This press release includes a non-GAAP financial measure as defined under SEC rules, specifically EBITDA.  EBITDA represents net earnings attributable to Hasbro, Inc. excluding net loss attributable to noncontrolling interests, interest expense, income taxes, depreciation and amortization. As required by SEC rules, we have provided reconciliation on the attached schedule of this measure to the most directly comparable GAAP measure. Management believes that EBITDA is one of the appropriate measures for evaluating the operating performance of the Company because it reflects the resources available for strategic opportunities including, among others, to invest in the business, strengthen the balance sheet, and make strategic acquisitions. However, this measure should be considered in addition to, not as a substitute for, or superior to, net earnings or other measures of financial performance prepared in accordance with GAAP as more fully discussed in the Company's financial statements and filings with the SEC. As used herein, "GAAP" refers to accounting principles generally accepted in the United States of America.
The press release also includes the Company's costs and expenses, operating profit, net earnings and diluted earnings per share excluding the impact of the restructuring of the Company's investment in the HUB Network joint venture in 2014 and the impact of an adverse arbitration award, restructuring and related pension charges, and certain favorable tax adjustments in 2013.  Management believes that presenting this data excluding these charges and tax adjustments assists investors in understanding the performance of the Company's underlying business and  the results of operations.

HAS-E
Investor Contact:  Debbie Hancock | Hasbro, Inc. | (401) 727-5401 | debbie.hancock@hasbro.com

Press Contact: Julie Duffy | Hasbro, Inc. | (401) 727-5931 | julie.duffy@hasbro.com

# # #

(Tables Attached)

HASBRO, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands of Dollars)
	Sept. 28, 2014	Sept. 29, 2013
ASSETS
Cash and Cash Equivalents	$452,184	$588,668
Accounts Receivable, Net	1,314,022	1,215,289
Inventories	499,150	447,113
Other Current Assets	380,833	346,215
Total Current Assets	2,646,189	2,597,285
Property, Plant and Equipment, Net	228,019	231,199
Other Assets	1,634,594	1,761,661
Total Assets	$4,508,802	$4,590,145

LIABILITIES, REDEEMABLE NONCONTROLLING INTERESTS
AND SHAREHOLDERS' EQUITY
Short-term Borrowings	$78,023	$212,926
Current Portion of Long-term Debt	-	430,424
Payables and Accrued Liabilities	936,005	1,005,529
Total Current Liabilities	1,014,028	1,648,879
Long-term Debt	1,559,895	959,895
Other Liabilities	392,366	410,672
Total Liabilities	2,966,289	3,019,446
Redeemable Noncontrolling Interests	43,949	47,269
Total Shareholders' Equity	1,498,564	1,523,430
Total Liabilities, Redeemable Noncontrolling Interests
and Shareholders' Equity	$4,508,802	$4,590,145

HASBRO, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
	Quarter Ended				Nine Months Ended

(Thousands of Dollars and Shares Except Per Share Data)	Sept. 28, 2014	% Net Revenues	Sept. 29, 2013	% Net Revenues	Sept. 28, 2014	% Net Revenues	Sept. 29, 2013	% Net Revenues
Net Revenues	$1,469,899	100.0%	$1,370,348	100.0%	$2,978,614	100.0%	$2,800,384	100.0%
Costs and Expenses:
Cost of Sales	602,766	41.0%	568,582	41.5%	1,181,647	39.7%	1,136,724	40.6%
Royalties	94,352	6.4%	143,947	10.5%	214,466	7.2%	243,568	8.8%
Product Development	58,220	4.0%	59,366	4.3%	157,184	5.3%	154,455	5.5%
Advertising	147,492	10.0%	136,487	10.0%	296,444	10.0%	277,278	9.9%
Amortization of Intangibles	12,809	0.9%	14,224	1.0%	38,103	1.3%	37,677	1.3%
Program Production Cost Amortization	24,374	1.7%	17,991	1.3%	35,742	1.2%	34,023	1.2%
Selling, Distribution and Administration	244,072	16.6%	231,045	16.9%	643,202	21.6%	633,238	22.6%
Operating Profit	285,814	19.4%	198,706	14.5%	411,826	13.8%	283,421	10.1%
Interest Expense	24,710	1.7%	41,194	3.0%	69,940	2.3%	86,398	3.0%
Other (Income) Expense, Net	17,050	1.2%	1,599	0.1%	7,320	0.2%	6,527	0.3%
Earnings before Income Taxes	244,054	16.6%	155,913	11.4%	334,566	11.2%	190,496	6.8%
Income Taxes	63,899	4.3%	30,070	2.2%	90,077	3.0%	34,844	1.2%
Net Earnings	180,155	12.3%	125,843	9.2%	244,489	8.2%	155,652	5.6%
Net Loss Attributable to Noncontrolling Interests	(302)	0.0%	(731)	0.0%	(1,530)	-0.1%	(731)	0.0%
Net Earnings Attributable to Hasbro, Inc.	$180,457	12.3%	$126,574	9.2%	$246,019	8.3%	$156,383	5.6%

Per Common Share
Net Earnings Attributable to Hasbro, Inc.
Basic	$1.42		$0.97		$1.90		$1.20
Diluted	$1.40		$0.96		$1.88		$1.19

Cash Dividends Declared	$0.43		$0.40		$1.29		$1.20

Weighted Average Number of Shares
Basic	127,293		130,253		129,302		129,972
Diluted	128,703		131,845		130,789		131,573

HASBRO, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Thousands of Dollars)

	Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013
Cash Flows from Operating Activities:
Net Earnings	$244,489	$155,652
Non-cash Adjustments	144,320	168,429
Changes in Operating Assets and Liabilities	(361,983)	(276,764)
Net Cash Provided by Operating Activities	26,826	47,317

Cash Flows from Investing Activities:
Additions to Property, Plant and Equipment	(78,255)	(78,246)
Investments and Acquisitions, Net of Cash Acquired	64,400	(109,955)
Other	4,009	3,121
Net Cash Utilized by Investing Activities	(9,846)	(185,080)

Cash Flows from Financing Activities:
Proceeds from Borrowings with Maturity Greater Than 3 Months	559,986	-
Repayments of Borrowings with Maturity Greater Than 3 Months	(425,000)	-
Net Proceeds from (Repayments of) Short-term Borrowings	71,172	(11,235)
Purchases of Common Stock	(338,184)	(86,972)
Stock-based Compensation Transactions	51,954	87,172
Dividends Paid	(162,789)	(104,164)
Net Cash Utilized by Financing Activities	(242,861)	(115,199)

Effect of Exchange Rate Changes on Cash	(4,384)	(8,071)

Cash and Cash Equivalents at Beginning of Year	682,449	849,701

Cash and Cash Equivalents at End of Period	$452,184	$588,668

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
(Unaudited)
(Thousands of Dollars)	Quarter Ended			Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	% Change	Sept. 28, 2014	Sept. 29, 2013	% Change
Major Segment Results
U.S. and Canada Segment:
External Net Revenues	$764,268	$735,619	4%	$1,484,968	$1,466,921	1%
Operating Profit	169,850	146,991	16%	252,541	243,738	4%
Operating Margin	22.2%	20.0%		17.0%	16.6%

International Segment:
External Net Revenues	649,284	582,676	11%	1,351,608	1,212,665	11%
Operating Profit	116,451	105,663	10%	148,097	115,951	28%
Operating Margin	17.9%	18.1%		11.0%	9.6%

Entertainment and Licensing Segment:
External Net Revenues	53,378	48,637	10%	135,915	114,747	18%
Operating Profit	493	7,625	-94%	21,120	16,622	27%
Operating Margin	0.9%	15.7%		15.5%	14.5%

International Segment Net Revenues by Major Geographic Region
Europe	$403,602	$376,648	7%	$827,412	$755,097	10%
Latin America	163,163	131,914	24%	313,466	260,443	20%
Asia Pacific	82,519	74,114	11%	210,730	197,125	7%
Total	$649,284	$582,676		$1,351,608	$1,212,665

Net Revenues by Product Category
Boys	$478,509	$392,014	22%	$1,062,082	$888,494	20%
Games	395,221	387,450	2%	841,449	873,774	-4%
Girls	407,718	388,696	5%	710,235	652,889	9%
Preschool	188,451	202,188	-7%	364,848	385,227	-5%
Total Net Revenues	$1,469,899	$1,370,348		$2,978,614	$2,800,384

Reconciliation of EBITDA
Net Earnings Attributable to Hasbro, Inc.	$180,457	$126,574		$246,019	$156,383
Net Loss Attributable to Noncontrolling Interests	(302)	(731)		(1,530)	(731)
Interest Expense	24,710	41,194		69,940	86,398
Income Taxes	63,899	30,070		90,077	34,844
Depreciation	32,458	32,345		82,536	75,526
Amortization of Intangibles	12,809	14,224		38,103	37,677
EBITDA	$314,031	$243,676		$525,145	$390,097

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RESTRUCTURING OF EQUITY METHOD INVESTMENT AND RESTRUCTURING, PENSION SETTLEMENT AND ARBITRATION AWARD CHARGES
(Unaudited)
(Thousands of Dollars)
Operating Profit, Excluding Restructuring of Equity Method Investment and Restructuring, Pension Settlement and Arbitration Award Charges
Quarter Ended Sept. 28, 2014	As Reported	Less Restructuring of Equity Method Investment	Excluding Restructuring of Equity Method Investment	% Net Revenues
Net Revenues	$1,469,899	$-	$1,469,899	100.0%
Costs and Expenses:
Cost of Sales	602,766	-	602,766	41.0%
Royalties	94,352	2,328	96,680	6.6%
Product Development	58,220	-	58,220	4.0%
Advertising	147,492	-	147,492	10.0%
Amortization of Intangibles	12,809	-	12,809	0.9%
Program Production Cost Amortization	24,374	-	24,374	1.7%
Selling, Distribution and Administration	244,072	(1,000)	243,072	16.5%
Operating Profit	$285,814	$1,328	$284,486	19.4%

Nine Months Ended Sept. 28, 2014	As Reported	Less Restructuring of Equity Method Investment	Excluding Restructuring of Equity Method Investment	% Net Revenues
Net Revenues	$2,978,614	$-	$2,978,614	100.0%
Costs and Expenses:
Cost of Sales	1,181,647	-	1,181,647	39.7%
Royalties	214,466	2,328	216,794	7.3%
Product Development	157,184	-	157,184	5.3%
Advertising	296,444	-	296,444	10.0%
Amortization of Intangibles	38,103	-	38,103	1.3%
Program Production Cost Amortization	35,742	-	35,742	1.2%
Selling, Distribution and Administration	643,202	(1,000)	642,202	21.6%
Operating Profit	$411,826	$1,328	$410,498	13.8%

Quarter Ended Sept. 29, 2013	As Reported	Less Restructuring, Pension Settlement and Arbitration Award Charges	Excluding Restructuring, Pension Settlement and Arbitration Award Charges	% Net Revenues
Net Revenues	$1,370,348	$-	$1,370,348	100.0%
Costs and Expenses:
Cost of Sales	568,582	-	568,582	41.5%
Royalties	143,947	(57,164)	86,783	6.3%
Product Development	59,366	-	59,366	4.3%
Advertising	136,487	-	136,487	10.0%
Amortization of Intangibles	14,224	-	14,224	1.0%
Program Production Cost Amortization	17,991	-	17,991	1.3%
Selling, Distribution and Administration	231,045	(4,093)	226,952	16.6%
Operating Profit	$198,706	$(61,257)	$259,963	19.0%

Nine Months Ended Sept. 29, 2013	As Reported	Less Restructuring, Pension Settlement and Arbitration Award Charges	Excluding Restructuring, Pension Settlement and Arbitration Award Charges	% Net Revenues
Net Revenues	$2,800,384	$-	$2,800,384	100.0%
Costs and Expenses:
Cost of Sales	1,136,724	(8,493)	1,128,231	40.3%
Royalties	243,568	(57,164)	186,404	6.7%
Product Development	154,455	(3,515)	150,940	5.4%
Advertising	277,278	-	277,278	9.9%
Amortization of Intangibles	37,677	-	37,677	1.3%
Program Production Cost Amortization	34,023	-	34,023	1.2%
Selling, Distribution and Administration	633,238	(23,473)	609,765	21.8%
Operating Profit	$283,421	$(92,645)	$376,066	13.4%

HASBRO, INC.
SUPPLEMENTAL FINANCIAL DATA
RESTRUCTURING OF EQUITY METHOD INVESTMENT AND RESTRUCTURING, PENSION SETTLEMENT AND ARBITRATION AWARD CHARGES
(Unaudited)
(Thousands of Dollars)
Net Earnings and Earnings per Share Excluding Restructuring of Equity Method Investment, Restructuring Charges, Pension Settlement Charges, Arbitration Award Charges and Benefit from Settlement of Tax Exams

	Quarter Ended
	Sept. 28, 2014	Diluted Per Share Amount	Sept. 29, 2013	Diluted Per Share Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$180,457	$1.40	$126,574	$0.96
Restructuring of Equity Method Investment, Net of Tax	7,379	0.06	-	-
Restructuring Charges, Net of Tax	-	-	2,447	0.02
Pension Settlement Charges, Net of Tax	-	-	679	0.01
Arbitration Award Charges, Net of Tax	-	-	66,447	0.50
2013 Benefit from Tax Exam Settlement	-	-	(23,637)	(0.18)
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$187,836	$1.46	$172,510	$1.31

	Nine Months Ended
	Sept. 28, 2014	Diluted Per Share Amount	Sept. 29, 2013	Diluted Per Share Amount
Net Earnings Attributable to Hasbro, Inc., as Reported	$246,019	$1.88	$156,383	$1.19
Restructuring of Equity Method Investment, Net of Tax	7,379	0.06	-	-
Restructuring Charges, Net of Tax	-	-	21,224	0.16
Pension Settlement Charges, Net of Tax	-	-	2,469	0.02
Arbitration Award Charges, Net of Tax	-	-	66,447	0.50
2013 Benefit from Tax Exam Settlement	-	-	(23,637)	(0.18)
Net Earnings Attributable to Hasbro, Inc., as Adjusted	$253,398	$1.94	$222,886	$1.69

Restructuring of Equity Method Investment and Restructuring, Pension Settlement and Arbitration Award Charges - by Segment
	Quarter Ended		Nine Months Ended
	Sept. 28, 2014	Sept. 29, 2013	Sept. 28, 2014	Sept. 29, 2013
Entertainment and Licensing Segment	$-	$-	$-	$1,729
Corporate and Eliminations	(1,328)	61,257	(1,328)	90,916
Total	$(1,328)	$61,257	$(1,328)	$92,645